Exhibit 3.1
RESTATED
ARTICLES OF INCORPORATION
OF
ZOLTEK COMPANIES, INC.
     Pursuant to the provisions of Section 351.106 of The General and Business Corporation Law of Missouri, the following Restated Articles of Incorporation of Zoltek Companies, Inc. (the “Corporation”), pursuant to action by the sole shareholder of the Corporation, are adopted. The sole shareholder of the Corporation owns 2,000,000 shares of the Common Stock of the Corporation, which are all the shares issued and outstanding. The original incorporator of the Corporation was John F. Hacking, of 59 East Minnehaha Parkway, Minneapolis, MN 55415, and the original Articles of Incorporation of the Corporation were filed in the office of the Missouri Secretary of State on September 21, 1983. Said Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Restated Articles of Incorporation of the Corporation as heretofore amended, and the Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.
ARTICLE I
     The name of the Corporation is Zoltek Companies, Inc.
ARTICLE II
     The duration of the Corporation shall be perpetual.
ARTICLE III
     The present registered office of the Corporation is 3101 McKelvey Road, St. Louis, Missouri 63044, and the name of its present registered agent at such address is Zsolt Rumy.
ARTICLE IV
     4.1 The Corporation shall have authority to issue the following shares:

(1) Eight Million (8,000,000) shares shall be common stock having a par value of $.01 per share (“Common Stock”); and
(2) One Million (1,000,000) shares shall be preferred stock having a par value of $.01 per share (“Preferred Stock”).
(a) The Board of Directors, by adoption of an authorizing resolution, may cause Preferred Stock to be issued from time to time in one or more series.
(b) The Board of Directors, by adoption of an authorizing resolution, may with regard to the shares of any series of Preferred Stock:
(i)	Fix the distinctive serial designation of the shares;

(ii)	Fix the dividend rate, if any;

(iii)	Fix the date from which dividends on shares issued before the date for payment of the first dividend shall be cumulative, if any;

(iv)	Fix the redemption price and terms of redemption, if any;

(v)	Fix the amounts payable per share in the event of dissolution or liquidation of the Corporation, if any;

(vi)	Fix the terms and amounts of any sinking fund to be used for the purchase or redemption of shares, if any;

(vii)	Fix the terms and conditions under which the shares may be converted, if any;

(viii)	Provide whether such shares shall be non-voting, or

shall have full or limited voting rights, and the rights, if any, of such shares to vote as a class on some or all matters on which such shares may be entitled to vote; and

(ix)	Fix such other preferences, qualifications, limitations, restrictions and special or relative rights not required by law.
     4.2 Except as otherwise required by The General and Business Corporation Law of Missouri, whenever the holders of shares of stock of the Corporation shall be entitled to vote as a class with respect to any matter, the affirmative vote of a majority of the outstanding shares of such class shall be required to constitute the act of such class. There shall be no right to cumulative voting in the election of directors.
     4.3 No holder of shares of any class of stock of the Corporation, either now or hereafter authorized or issued, shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, either now or hereafter authorized, or to any securities convertible into stock of any class of the Corporation, issued or sold, nor any right of subscription to any such security, other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such prices as the Board of Directors may from time to time fix, pursuant to the authority conferred by these Articles of Incorporation.
ARTICLE V
     The number of directors to constitute the Board of Directors shall not be less than three (3) nor more than eleven (11). The number of Directors, within such limits, shall be fixed by, or in the manner provided in, the By-Laws of the Corporation, and any change in the number of directors to constitute the Board of Directors will be reported to the Secretary of State of the State of Missouri within thirty (30) calendar days after such change. Directors need not be shareholders of the Corporation. The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in such classes shall be as nearly equal as possible. The term of office the initial Class I directors shall expire at the annual meeting of shareholders in 199; the term of office of the initial Class II directors shall expire at the annual meeting of shareholders in 1994; the term of office of the initial Class III directors shall expire at the annual meeting of shareholders in 1995. At each annual election held after 1992 the directors chosen to succeed those whose terms then expire shall be elected for a term of three (3) years expiring at the third succeeding annual meeting thereafter. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. At a meeting called expressly for that purpose, any director may be removed by the shareholders, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.
ARTICLE VI
     The Corporation may engage in any lawful business permitted under The General and Business Corporation Law of Missouri.
ARTICLE VII
     7.1 The Corporation shall and does hereby indemnify any person who is or was a director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection 7.1 on account of (a) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (b) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.
     7.2 The Corporation may, to the extent that the Board of Directors deems appropriate and as set forth in a by-law or resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection 7.2 on account of (a) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (b) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.
     7.3 The Corporation may, to the extent that the Board of Directors deems appropriate, make advances of expenses, including attorneys’ fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article; provided, however, that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.
     7.4 The indemnification and other rights provided by this Article shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the By-Laws or any agreement or vote of shareholders or disinterested directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person’s status as director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

     7.5 Each person to whom indemnification is granted under subsection 7.1 of this Article is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person’s heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by subsections 7.1 and 7.3 and this subsection 7.5 of this Article. The indemnification and other rights granted by subsections 7.1 and 7.3 and this subsection 7.5 of this Article shall survive amendment, modification or repeal of this Article, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under subsection 7.1 of this Article with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.
     Any indemnification granted by the Board of Directors pursuant to subsection 7.2 of this Article shall inure to the person to whom the indemnification is granted and such person’s heirs, executors, administrators and estate; provided, however, that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the Board of Directors, and the survival of such indemnification shall be in accordance with terms determined by the Board of Directors.
     7.6 For the purposes of this Article, “subsidiary” shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.
ARTICLE VIII
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation. Amendments to the Articles of Incorporation shall be made in the manner prescribed by The General and Business Corporation Law of Missouri. The power to make, alter, amend, or repeal the By-Laws of the Corporation shall be vested in the Board of Directors, except as otherwise provided in such By-Laws.

     The Board of Directors shall have and exercise such further powers as are provided it under present or future laws of the State of Missouri.
* * *
     IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be executed in its name by its President and Secretary as of this 7th day of October, 1992.

ZOLTEK COMPANIES, INC.
By:	/s/ Zsolt Rumy
Zsolt Rumy, President

ATTEST:	/s/ Cheryl Renne Cheryl Renne, Secretary

STATE OF MISSOURI	)
	)	SS.
COUNTY OF ST. LOUIS	)
     I, /s/ Janet Romine, a Notary Public, do hereby certify that on the 7th day of October, 1992, personally appeared before me Zsolt Rumy who, being by me first duly sworn, declared that he is the person who signed the foregoing document as President of the Corporation and that the statements therein contained are true.
     My commission expires:

/s/ Janet Romine
Notary Public